Exhibit 99.4

THE PEARSON MANAGEMENT INCENTIVE PLAN

THE PEARSON MANAGEMENT INCENTIVE PLAN

1.	INTRODUCTION

1.1 The purpose of this document is to set out the terms of the Pearson Global Management Incentive Plan (“MIP” or “Plan”) for Eligible Employees at grade G or above in the Pearson career framework. The Plan combines the cash bonus previously provided for under the Pearson Annual Incentive Plan and share entitlements previously awarded pursuant to the Pearson Long Term Incentive Plan.

1.2 The MIP is a self-funded plan that aims to drive business results and align rewards with performance. Pearson may, at its sole discretion, reduce or adjust MIP payments.

1.3 This Plan will apply subject to any laws that are applicable in the individual territories in which Employees are employed. This document and the terms of the Plan do not form part of the contract of employment of any Employee and Pearson may vary, amend or depart from the Plan as it may deem fit in its absolute discretion at any time.

2.	DEFINITIONS

2.1 In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ADSs means American Depositary Shares representing Shares;

Authorised Absence means approved sickness, absence, or disability leave of absence; maternity, paternity, adoption or similar leave of absence; parental leave (including, in the United States, leaves under the Family and Medical Leave Act or similar statutes); military leave; jury duty leave; or similar pre-approved leave of absence. For the avoidance of doubt, a sabbatical (even where approved by Pearson) shall not constitute Authorised Absence;

Business Unit means a Line of Business, Geography or Enabling Function;

the Company means Pearson plc;

Control has the meaning given to that word by section 995 of the Income Tax Act 2007;

Date of Grant means the date on which a Stock Award is granted;

Dealing Day means any day on which the London Stock Exchange is open for business;

Dividend Shares means additional Shares awarded to a Participant in respect of their Vesting Shares in accordance with rule 10 below;

Effective Salary means the Eligible Employee’s basic annual salary as at 31 December in the Plan Year to which the notification made under rule 3.4 relates and for the avoidance of doubt does not include any allowances or other bonus payments. Pearson may at its absolute discretion adjust the Effective Salary at the time of calculating Opportunities (as defined below) if the Eligible Employee has been promoted resulting in a salary increase;

Eligible Employee means an employee of Pearson at grade G or above in the Pearson career framework who is notified in writing that they are eligible to participate in the Plan but excluding any executive directors of the Company;

Employee means any employee of any member of the Group;

Employing Company means the entity within Pearson that employs an Eligible Employee;

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

MIP Award means an Opportunity (as defined below) under this Plan;

Opportunity means the opportunity to receive a Stock Award and Cash Bonus;

Participant means any individual who holds a subsisting Stock Award (including, where the context permits, the legal personal representatives of a deceased Participant);

Payment Date means the date upon which the Cash Bonus (as defined in rule 3.4) is paid to the Eligible Employee in accordance with rule 7.1;

Pearson means Pearson Plc, together with any subsidiary or associated company wherever located;

PEM means the Presidents of Lines of Business and Geographies and the Chiefs of the Enabling Functions but for the avoidance of doubt does not include any executive directors of Pearson;

PEM Stock Vesting Date means the third anniversary of the Date of Grant of the Stock Award (or, if later, the date of publication of the final set of accounts of the Company which are relevant to the Stock Award);

Performance Condition means any performance criteria attached to any Stock Award;

Performance Period means the period over which any Performance Condition attaching to a Stock Award must be satisfied as determined by the Remuneration Committee;

Plan Year means Pearson’s financial year (currently 1 January to 31 December);

Remuneration Committee means the Remuneration Committee of the board of

Pearson plc, comprised of independent, non-executive directors;

Share Price means:

(a)	in relation to a Share on any Dealing Day, the middle market quotation for a Share as derived from the Daily Official List of The London Stock Exchange; and

(b)	in relation to an ADS on any Dealing Day, the closing price for an ADS on the New York Stock Exchange;

Shares means fully paid and irredeemable ordinary shares of 25p each in the capital of the Company or shares representing those shares following any reorganisation of the share capital of the Company (and, where the context requires, shall include the equivalent thereof in ADSs);

PLG means, for the purposes of this Plan, Employees at grades G and H in the Pearson career framework;

PLG Stock Vesting Date means an anniversary of the Date of Grant of the Stock Award (or, if later, the date of publication of the final set of accounts of the Company which are relevant to the determination of the Stock Award);

Stock Award means a conditional right to receive Shares under the rules of this Plan;

Stock Vesting Date means the PLG Stock Vesting Date or the PEM Stock Vesting Date as the context requires;

Subsidiary means any subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006 over which the Company has Control;

Trustee means the trustee from time to time of the Pearson plc Employee Share Ownership Trust or such other employee benefit trust as the Company shall specify from time to time; and

Vesting Shares means that number of Shares under a Participant’s Stock Award which vest in accordance with the rules of the Plan.

2.2 Where the context permits the singular shall include the plural and vice versa. Headings shall be ignored in construing the Plan.

2.3 References to any act shall include any statutory modification, amendment or re-enactment thereof.

3.	GENERAL APPLICATION OF THE PLAN

3.1 The Plan shall apply to all Eligible Employees and supersedes any and all prior incentive arrangements, whether annual or long term, in which any Eligible Employee may have been eligible to participate.

3.2 Subject to rule 3.3, Eligible Employees may not participate in any other Pearson incentive, bonus, or other variable pay plan (excluding the Pearson WWSFS and ESPP) unless specifically authorised by the PEM, or the Remuneration Committee as applicable, and the Chief Human Resources Officer.

3.3 Notwithstanding the above, any rights to receive shares previously awarded or any options previously granted to any Employee shall remain subject to the rules of the applicable Pearson incentive plan.

3.4 Eligible Employees shall be notified annually of their target opportunities under the Plan (“Opportunities”), including the percentage of Effective Salary which is targeted to be payable as a cash bonus (“Cash Bonus”) and the percentage of Effective Salary targeted to be granted by way of Stock Award, subject in each case to the terms of this Plan. Cash Bonuses and Stock Awards made to an Eligible Employee under the Plan may be higher or lower than the Opportunity notified to them under this rule 3.4.

3.5 The amounts comprised in any Opportunity shall be at the absolute discretion of Pearson.

4.	PLAN DESIGN AND CALCULATION OF OPPORTUNITIES AND PAYMENTS

4.1 The Plan design and calculation of Opportunities and payments will be based on Pearson’s performance against applicable financial and strategic metrics, the Eligible Employee’s individual job performance, and consideration of Business Unit performance as described in rule 4.3 below.

4.2 The applicable performance threshold, target and stretch figures, which will determine funding levels, will be recommended by the Pearson CEO and CFO and set by the Remuneration Committee on an annual basis.

4.3 The Pearson CEO has discretion, with notification to the Remuneration Committee, to adjust a MIP Award for a Line of Business, Geography or Enabling Function at any time during the Plan Year and up to the Payment Date based on each Business Unit’s performance relative to one another. The Line of Business, Geography or Enabling Function performance will be assessed based on key performance indicators (KPIs) and other performance factors to be determined from time to time.

4.4 Individual employee performance will be assessed using the Pearson Performance Review process.

4.5 Opportunity levels will be set by the Pearson Reward team relevant to the grade of the Eligible Employee. Each member of the PEM (and the CFO, for their direct reports) will determine the appropriate level of payment for their direct reports on a discretionary basis, within the parameters of personal performance and affordability within the Business Unit or Group. PEM payments shall be determined by the Pearson CEO, with notification to the Remuneration Committee, in the same manner.

4.6 Pearson may apply discretion to determine the funding approach relative to an Employee’s individual performance. The Plan aims to ensure that exceptional performance is appropriately rewarded.

4.7 In all circumstances, the maximum funding Opportunity under the Plan is 150% of target Opportunity by way of Cash Bonus and Stock Award, in aggregate. This potential maximum would reflect a stretch financial performance (as defined annually by the Remuneration Committee) combined with an exceptional performance on behalf of the individual. The Pearson CEO has the discretion to increase awards to up to two times target Opportunity.

4.8 If an Employee becomes an Eligible Employee by way of:

(a)

internal promotion (i) before 1 October in any Plan Year then the Employee shall be eligible for a MIP Award and shall cease to have any entitlement to any existing annual incentive or long term incentive plans in respect of that

Plan Year; or (ii) after 1 October then the Employee shall not be eligible for a MIP Award for that Plan Year but will retain their potential entitlements from any annual incentive or long term incentive plans in which they participated immediately prior to promotion.

(b)

joining Pearson from another company (i) before 1 October in any Plan Year then the Employee shall be eligible for a pro-rated MIP Award; or (ii) after 1 October then the Employee shall not be eligible for a MIP Award and for the avoidance of doubt no Stock Award shall be granted for that Plan Year.

Additional details regarding eligibility for a Cash Bonus are contained in the next rule 5 and in relation to Stock Awards in rule 9.

4.9 For the avoidance of doubt, no Employee shall have the right or expectation to participate in the Plan in any year.

5.	ELIGIBILITY TO RECEIVE CASH BONUS

5.1 An Eligible Employee must be employed at the Payment Date following the Plan Year to which an Opportunity relates in order to receive the relevant Cash Bonus. If an individual commences employment with a member of the Group during the Plan Year and becomes an Eligible Employee:

a)

by way of internal promotion (i) before 1 October then they shall be eligible for a MIP award, or (ii) on or after 1 October then they will retain their potential entitlements from any existing annual incentive or long term incentive plans in which they participate; or

b)

by way of joining Pearson from another company (i) before 1 October then they shall be eligible for a MIP award pro-rated to reflect the proportion of the Plan Year that they have completed from the date of hire, or (ii) on or after 1 October then they shall not be eligible for a MIP award.

5.2 Save as otherwise provided below, an Eligible Employee must be employed by an Employing Company and not under notice of termination of employment whether given by the Employee or the Employing Company (save as provided in

5.3 below), at the Payment Date in order to receive the Cash Bonus.

5.3 If an Eligible Employee’s employment terminates prior to the Payment Date by reason of:

•	death, injury, disability or ill-health; or

•	redundancy (as determined by Pearson in its absolute discretion) with a final date of employment on or after the 1 October that falls in the relevant Plan Year; or

•	their Employing Company or Business Unit ceasing to be part of the Group; or

•	change of Control of the Company;

•	any other reason at the discretion of the Remuneration Committee, or a delegated authority thereof;

then the Eligible Employee shall continue to be eligible to receive the Cash Bonus at the normal Payment Date, save that the Remuneration Committee may determine that the Cash Bonus may be paid early, but (where the Eligible Employee’s employment terminates during the Plan Year) pro-rated to reflect the Eligible Employee’s partial service for that Plan Year. Furthermore, where an Eligible Employee is placed on garden leave prior to the termination of their employment with an Employing Company, any such period of garden leave shall not count towards the calculation of the Cash Bonus, which shall be pro-rated accordingly.

5.4 In jurisdictions, that require employee payments to be completed by, or within a specific period after the termination of employment, the pro-rata payment shall be made in accordance with local requirements and the calculation will be applied assuming an “on target” or lower financial performance, such decision to be at Pearson’s absolute discretion taking into account available financial performance information at the relevant time.

5.5 Where a pro-rating of the Cash Bonus is required, Pearson shall calculate the Cash Bonus based on a full year of eligibility and then reduce the amount to reflect the proportion of the Plan Year during which the Eligible Employee was employed by Pearson as an Eligible Employee. The calculation shall be based on the number of days the individual was an Eligible Employee using a Plan Year of 365 days (366 in any leap year).

5.6 Pearson may at its absolute discretion reduce (potentially to nil) the Cash Bonus payment of any Eligible Employee whose performance is deemed in the reasonable opinion of their line manager to be below acceptable standards.

5.7 If an Eligible Employee’s working arrangements permanently change during the Plan Year (for example moving from a 5 day to 4 day working week) and there is a related adjustment to Effective Salary, any applicable Cash Bonus will be pro-rated accordingly.

6.	EFFECT OF LEAVES OF ABSENCE DURING THE PLAN YEAR ON THE CASH BONUS

6.1 If an Eligible Employee takes Authorised Absence during the Plan Year, the Cash Bonus will be reduced pro rata using the same method of calculation as 5.5 above (with the number of days on which the Eligible Employee was employed being reduced by each day of Authorised Absence). Where a period of Authorised Absence exceeds six months in the Plan Year, the period of time beyond the six months will not count for the purposes of the Cash Bonus.

6.2 If an Eligible Employee takes unauthorised absence (being an absence that is not an Authorised Absence) during the Plan Year, the Cash Bonus will be reduced pro rata using the same method of calculation as 5.5 above (with the number of days on which the Eligible Employee was employed being reduced by each day of unauthorised absence).

7.	METHOD AND TIMING OF CASH BONUS PAYMENT

7.1 Pearson will calculate and pay the Cash Bonus as soon as reasonably practicable after the confirmation of the Plan Year financial results and the determination and approval of payments. Payment of any Cash Bonus will usually be in the March following the relevant Plan Year but in any event payment will be made no later than 31 December following the Plan Year.

7.2 The Cash Bonus will not be considered as salary for pension, redundancy or other emoluments, subject to applicable local legislation, and will be subject to such withholdings as required in the relevant jurisdiction.

8.	GRANT OF STOCK AWARDS

8.1 The Remuneration Committee may grant Stock Awards in the year following the Plan Year to which the relevant Opportunity relates.

8.2 The Remuneration Committee may grant Stock Awards within the period of 42 days starting on the day on which the Company announces its results or, if later, ceases to be in a closed period for the purposes of the Market Abuse Regulation or any other day on which the Remuneration Committee resolves that exceptional circumstances exist which justify the grant of Stock Awards, and if the grant during any such periods would be prohibited by law the Date of Grant must be within 42 days after the lifting of such prohibition.

8.3 The value of each Stock Award shall be calculated using the Share Price on the first dealing day in March of the year of the Date of Grant (or such other date as the Remuneration Committee may in its absolute discretion taking into account the circumstances at the time) , the Participant’s relevant Effective Salary and the average exchange rate for the Plan Year.

8.4 Any Stock Award granted to a member of the PEM shall, subject to the terms of this Plan including but not limited to rule 12, vest on the PEM Stock Vesting Date. Part of such Stock Award (usually two thirds but as determined by the Remuneration Committee) shall be subject to Performance Conditions to be determined by the Remuneration Committee prior to the Date of Grant.

8.5 Any Stock Award granted to a member of the PLG shall, subject to the terms of this Plan including but not limited to rule 12, vest in three equal tranches on each of the first three PLG Stock Vesting Dates following the Date of Grant.

8.6 The grant of a Stock Award and/or the delivery of Shares upon vesting thereof shall be conditional on the Employee agreeing to comply with any arrangements specified by the Company for the payment of taxation and social security contributions (including without limitation the right to sell on their behalf sufficient Shares to satisfy any taxation or social security contributions liability on their part for which any member of the Group may be liable) in respect of a Stock Award.

8.7 On granting Stock Awards, the Company shall enter into a deed poll or take such other steps as are necessary to evidence their legal enforceability. As soon as practicable after the Date of Grant, the Remuneration Committee shall procure the issue to such Participant of a letter in respect of a Stock Award together with access to website information, or such other information as the Company shall make available, summarising the key terms of the Stock Award.

8.8 Every Stock Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to receive Shares on the vesting of a Stock Award following the death of a Participant, neither the Stock Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of a Stock Award otherwise than as permitted under this rule shall cause the Stock Award to lapse.

9.	SPECIFIC PROVISIONS RELATING TO STOCK AWARDS

9.1 A Stock Award consists of a conditional right to receive a number of Shares on the terms referred to in these rules.

9.2 Where a Stock Award (or part thereof) is subject to a Performance Condition the number of Shares that are capable of vesting shall be determined by the extent to which an objective performance measure is satisfied over the Performance Period. The Performance Condition applicable to a Stock Award shall be determined by the Remuneration Committee prior to the grant of the Stock Award and shall be specified by the Remuneration Committee at the Date of Grant.

10.	DIVIDEND SHARES

10.1 Subject to rule 10.2, in addition to any Vesting Shares to which a Participant becomes entitled in relation to a Stock Award in accordance with the rules of this Plan, the Participant shall be awarded, with effect from the Stock Vesting Date, such number of Dividend Shares as is equal to the number of Shares which could have been purchased if each dividend paid on the Vesting Shares in the period between the Date of Grant and the Stock Vesting Date had been reinvested in additional Shares on the date of payment of each such dividend. The number of Dividend Shares shall be calculated on a cumulative basis, so that (for calculation purposes only, and without an interest in Shares arising prior to the Stock Vesting Date) Dividend Shares shall be notionally attributed to Vesting Shares as at each individual payment date.

10.2 The Remuneration Committee has discretion to satisfy any entitlement to dividend equivalents under rule 10.1 in cash rather than Shares.

10.3 On the transfer to the Participant of the Vesting Shares under a Stock Award in accordance with these rules, the Remuneration Committee shall also arrange the transfer to the Participant of the Dividend Shares to which the Participant is entitled in relation to such Stock Award under rule 10.1.

11.	CESSATION OF EMPLOYMENT IN RELATION TO STOCK AWARDS

11.1 Save as otherwise provided in these rules, a Stock Award shall lapse automatically on the Participant ceasing to be an Employee prior to the Stock Vesting Date. Furthermore, if, for the avoidance of doubt, an Eligible Employee ceases to be employed by an Employing Company, or is under notice of termination of employment whether given by the Employee or the Employing Company, prior to a Date of Grant, they shall not be granted that Stock Award.

11.2 Where a Participant ceases to be an employee of a member of the Group by reason of:

(a)	injury, disability, ill-health or redundancy;

(b)	his or her Employing Company or business ceasing to be part of the Group; or

(c)	any other reason if the Remuneration Committee so decides in its absolute discretion;

then any Stock Award which has not already vested or lapsed in accordance with these rules shall vest on cessation of employment, save that any Stock Awards that are subject to any Performance Conditions shall only vest following completion of the relevant performance period and subject to the Performance Conditions being met, and subject to pro ration as described in rule 11.3 below.

11.3 In determining the number of Shares which vest under a Stock Award for the purposes of this section, the following shall apply: the number of Shares over which the Stock Award vests shall be multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to the Participant’s leaving date, and B is the number of complete months from the Date of Grant to the applicable Stock Vesting Date. However, the Remuneration Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Remuneration Committee in its absolute discretion).

12.	DEATH OF PARTICIPANT OR OTHER EXCEPTIONAL CIRCUMSTANCES IN RELATION TO STOCK AWARDS

In the event that a Participant dies while in service (or at any time after leaving service when he or she holds a Stock Award at the time of their death), then, the Remuneration Committee shall determine in its absolute discretion what proportion (if any) of a Stock Award shall vest early.

13.	GENERAL OFFER FOR THE COMPANY, ETC

General Offer

13.1 If any person (either alone or together with any person acting in concert with them) obtains Control of the Company as a result of a general offer to acquire the whole of the share capital of the Company (other than those Shares which are already owned by them and/or any person acting in concert with them), subject to the provisions of rule 13.5, any Stock Award shall vest on the date on which the offer becomes unconditional in all respects. The Shares shall be released to the Participant as soon as practicable after the date on which the offer becomes unconditional in all respects.

Scheme of Arrangement

13.2 If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 895 of the Companies Act 2006 for the purposes of considering a scheme of arrangement of the Company then (unless rule 13.3 applies) subject to the provisions of rule 13.5, any Stock Award shall vest on the date on which the scheme of arrangement is sanctioned by the Court. The Shares shall be released to the Participant as soon as practicable after the date on which the scheme of arrangement is sanctioned by the Court. If the Scheme of Arrangement is not sanctioned by the Court, the Stock Awards shall not vest but shall continue in force.

13.3 Stock Awards shall not without the consent of the Remuneration Committee be exercisable or vest early under rule 13.2 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement. In that event, the Remuneration Committee shall endeavour to procure that an exchange of Stock Awards is effected under rule 13.6.

Voluntary Winding-up

13.4 If notice is duly given of a resolution for a voluntary winding-up of the Company then, subject to the provisions of rule 13.5, any Stock Award shall vest and the Shares shall be released to the Participant as soon as practicable thereafter.

Application of Performance Conditions and pro-rating

13.5 In determining the number of Shares which vest under a Stock Award for the purposes of rules 13.1 to 13.6, the following shall apply:

(a)

where any Stock Award (or part thereof) that is subject to a Performance Condition becomes realisable before the end of the Performance Period under rule 13 the number of Shares which shall vest under the Stock Award (or part thereof) shall be determined by the Remuneration Committee by reference to the extent that the Performance Conditions are met as at the date of the relevant event. This number of Shares shall then be multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to the date of the relevant event and B is the number of complete months from the Date of Grant to the Stock Vesting Date SAVE THAT the Remuneration Committee may, in its absolute discretion, modify the number of Shares which shall vest under the Stock Award if it considers that the Performance Condition would have been met to a greater or lesser extent at the end of the full performance period. The Remuneration Committee may also at its absolute discretion in appropriate circumstances (but not so as to result in an unjustifiably large vesting level) disapply or alter the fraction stated above to release a greater number of Shares if it considers that the contribution of the Participant to the creation of shareholder value during the Performance Period would not otherwise be properly recognised.

(b)

where any Stock Award (or part thereof) that is not subject to a Performance Condition become realisable under rule 13, the number of Shares which shall vest shall be the number of Shares under the relevant Stock Award (or part thereof) multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to date of the relevant event, and B is the number of complete months from the Date of Grant to the Stock Vesting Date SAVE THAT the Remuneration Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Remuneration Committee in its absolute discretion).

Exchange of Stock Awards

13.6 If any company (the Acquiring Company) obtains Control of the Company as a result of an event referred to in rule 13, each Participant may (or shall, should the Remuneration Committee determine this to be appropriate), at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any Stock Award which has not lapsed (the Old Right) in consideration of the grant to them of a new Stock Award, which in the opinion of the Remuneration Committee and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company its group). Any Performance Conditions to which the Stock Award (or part thereof) are subject shall cease to apply unless the Remuneration Committee determines, in its absolute discretion, that they should continue to apply to the new Stock Award (or part thereof) (subject to such alterations as the Remuneration Committee deems appropriate).

14.	ADJUSTMENT OF STOCK AWARDS

In the event of:

(i)	any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or

(ii)	the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of a Stock Award,

then, in relation to Stock Awards, the number of Shares subject to the Stock Award and any Performance Conditions to which the Stock Award is subject shall be adjusted in such manner as the Remuneration Committee shall determine in its absolute discretion provided that no adjustment shall be made pursuant to this rule unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall confirm in writing to the Remuneration Committee that such adjustment is in their opinion fair and reasonable.

15.	TRANSFER OF SHARES ON VESTING OF STOCK AWARDS

15.1 Following the vesting of a Stock Award, the Vesting Shares shall be delivered to a Participant as soon as practicable thereafter.

15.2 The Company shall provide (and shall procure, where appropriate, that any member of the Group which employs Participants shall provide) sufficient monies to enable the Trustee to acquire sufficient Shares to satisfy all such Stock Awards. Such monies shall be provided to the Trustee no later than the date on which the relevant Stock Award vests.

15.3 Where the vesting of Stock Awards, delivery of Shares under the Plan or the sale of any Shares would be prohibited by law (or the Company’s dealing rules), the Stock Awards shall vest and Shares shall be delivered to the Participant as soon as practicable after the prohibition has ceased to apply.

15.4 The Company shall not be obligated to issue or deliver Shares in connection with any Stock Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system or any other law, regulation or contractual obligation of the company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. The Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares under the Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.

15.5 No Shares may be issued or transferred from treasury pursuant to Stock Awards granted under the Plan.

16.	MALUS AND CLAWBACK

16.1 If, in the reasonable opinion of the Remuneration Committee:

(a)

a Stock Award that has not yet vested is discovered to have been granted or Cash Bonus has been proposed on the basis of a material misstatement or restatement of any audited financial accounts or other data; or

(b)	before a Stock Award vests or Cash Bonus is vested or paid, the Remuneration Committee determines that there has occurred at any time misconduct; or

(c)

events have occurred, during a period that was wholly or partly before the date on which a Stock Award vested or Cash Bonus is paid, in respect of the Company, any member of the Group or a relevant business unit, which have resulted in, or are reasonably likely to result in:

(i)	significant reputational damage;

(ii)	a material adverse effect on its financial position; or

(iii)	a material adverse effect on its business opportunities and prospects for sustained performance or profitability,

then the Remuneration Committee may in its discretion at any time before a Stock Award vests or Cash Bonus is paid determine (acting fairly and reasonably) that the number of Shares over which a Stock Award is granted shall be reduced to such amount or number (including to nil) and/or a Cash Bonus shall be reduced (including to nil), as the Remuneration Committee considers appropriate in the circumstances.

16.2 If, in the reasonable opinion of the Remuneration Committee:

(a)

a Stock Award that has vested is discovered to have vested or Cash Bonus that has been paid is discovered to have been paid on the basis of a material misstatement or restatement of any audited financial accounts or other data; or

(b)	the Remuneration Committee determines that there occurred misconduct during a period that was wholly or partly before the date on which a Stock Award vested or Cash Bonus was paid; or

(c)

events have occurred, during a period that was wholly or partly before the date on which a Stock Award vested or Cash Bonus was paid, in respect of the Company, any member of the Group or a relevant business unit, which have resulted in, or are reasonably likely to result in:

(i)	significant reputational damage;

(ii)	a material adverse effect on its financial position; or

(iii)	a material adverse effect on its business opportunities and prospects for sustained performance or profitability,

then the Remuneration Committee may in its discretion at any time during the two year period immediately following the vesting of such Stock Award or payment of the Cash Bonus determine (acting fairly and reasonably) that the Participant should repay to the Company (whether by re-transfer of Shares or payment of cash proceeds or otherwise) an amount equal to the full benefit, calculated on an after-tax basis, received by the Participant from such vesting or payment, provided that the Remuneration Committee may, at its discretion, determine that a lesser amount should be repaid. Each Participant shall be deemed to undertake, as a condition of participation in the Plan, to re-transfer Shares or pay cash in order to comply with this rule.

16.3 For the purposes of Rule 16.1 and 16.2:

(a)	the Stock Award shall be deemed to have been granted over the reduced number of Shares (as the case may be); and

(b)	any subsequent vesting of a Stock Award shall be determined by reference to this reduced number of Shares,

save that if the number of Shares is reduced to nil, the Stock Award shall be treated as if it had never been granted and a Participant (including a Participant who has left employment before the date on which it vests other than by reason of death) shall have no rights to any Shares.

17.	RIGHTS ATTACHING TO SHARES TRANSFERRED PURSUANT TO STOCK AWARDS

17.1 All Shares transferred upon the vesting of a Stock Award shall rank pari passu in all respects with the Shares in issue at the date of transfer save as regards any rights attaching to such Shares by reference to a record date prior to the date of transfer.

17.2 Any Shares acquired on vesting of Stock Awards shall be subject to the articles of association of the Company from time to time.

18.	ADMINISTRATION AND AMENDMENT

18.1 The decision of the Remuneration Committee shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Stock Awards or Cash Bonuses or amend any of the provisions of the Plan in any way it thinks fit PROVIDED THAT:

(a)	the Performance Conditions attaching to any Stock Award may be amended following the Date of Grant but before the expiry of the Performance Period if:

(i)

events happen following the Date of Grant with the result that the circumstances which prevailed at the Date of Grant which were relevant to the conditions that were originally imposed regarding the vesting of the Stock Award have subsequently changed; and

(ii)

the Remuneration Committee is satisfied that any such amended conditions would be a fairer measure of the performance of the Company and the Remuneration Committee reasonably considers that such amended conditions are:

(A)	equally demanding; and

(B)	no more difficult to satisfy than the original conditions.

(b)

the Remuneration Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of Participants who, if their Stock Awards vested in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be transferred upon vesting of all outstanding Stock Awards

18.2 Notwithstanding any other provision of the Plan, the Remuneration Committee may establish appendices to the Plan for the purpose of granting Stock Awards or making Cash Bonuses to Employees who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws.

19.	GENERAL

19.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or them to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by sections 678-680 of the Companies Act 2006.

19.2 The rights and obligations of a Participant under the terms and conditions of their office or employment shall not be affected by their participation in the Plan or any expectation or right which (notwithstanding rule 3) he or she believes he or she may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from their ceasing to have rights under any Stock Award or Cash Bonus under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this paragraph 19.2 and the Participant’s terms of employment, this rule will take precedence

19.3 The existence of any Stock Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

19.4 Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to them at their home address according to the records of their Employing Company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Remuneration Committee may from time to time determine and notify to Participants).

19.5 It is a term and condition of participation in the Plan that Participants acknowledge and agree that for the purposes of the administration of the Plan including the grant, holding or vesting of Stock Awards and the holding or sale of Shares acquired from the vesting of Stock Awards, information relating to the Participants will be passed between their Employing Company, the Company and other members of the Group and any third parties engaged by them to the extent required for the administration or operation of the Plan and to the extent permitted by applicable law. Participants shall be provided with all appropriate information regarding the processing of information and their rights in respect of such processing as is required under applicable law, and Participant information shall be processed in accordance with applicable law. By participating in the Plan, a Participant shall be deemed to have acknowledged and accepted this rule 19.5.

19.6 For Eligible Employees working in employment-at-will jurisdictions, this Plan is not a statement of policy regarding annual incentive compensation and does not constitute an employment agreement. Your employment with Pearson continues to be at-will employment, and nothing in this plan shall confer on you any right to continue as an employee of the company, or affect in any way the right of Pearson to terminate your employment at any time, with or without good cause.

19.7 Benefits under the Plan shall not be pensionable.

19.8 The Company, or where the Remuneration Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares, and the stamp duty reserve tax costs of creating ADSs.

19.9 These rules shall be governed by, and construed in accordance with, the laws of England and unless specifically stated otherwise, each Participant, the Company and any other member of the Group submits to the exclusive jurisdiction of the English courts in relation to all disputes arising out of or in connection with the Plan.